Exhibit 99.1

NASDAQ:GFED www.gbankmo.com

For Immediate Release

Contacts:	Shaun A. Burke, President and CEO or Carter M. Peters, CFO
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

Guaranty Federal Bancshares, Inc.

Announces PRELIMINARY 2013 Financial Results

SPRINGFIELD, MO – (January 21, 2014) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following results for its quarter and year ended December 31, 2013.

Fourth Quarter 2013 Financial Highlights

	Quarter ended
	12/31/2013	9/30/2013	12/31/2012
	(Dollar amounts in thousands, except per share data)
Net income available to common shareholders	$1,175	$1,147	$1,283

Diluted income per common share	$0.42	$0.41	$0.45
Common shares outstanding	2,732,355	2,732,431	2,724,941
Average common shares outstanding , diluted	2,816,906	2,819,808	2,837,483

Annualized return on average assets	0.87%	0.85%	0.91%
Annualized return on average equity	10.81%	10.93%	11.73%
Net interest margin	3.63%	3.39%	3.55%
Efficiency ratio	59.50%	66.88%	64.76%

Tangible book value per common share	$14.04	$13.81	$14.34
Nonperforming assets to total assets	3.17%	3.52%	3.01%

Net income for the fiscal year 2013 was $5,240,000 as compared to $1,944,000 in fiscal year 2012. After preferred stock dividends, diluted earnings per common share was $1.58 for 2013 as compared to $.30 earned in 2012, an increase of $1.28 (427%).

The following key issues contributed to the fourth quarter results as compared to the same period in 2012:

Net interest income – As a result of an environment with weak loan demand and continued low interest rates, the Company experienced significant pressures on interest income. Throughout fiscal year 2013, the declines in loan balances and increased competition in loan pricing has significantly elevated the challenge to improve or maintain loan yield. For the quarter, the Company’s asset yield declined to 4.39% from 4.58% during the same period in 2012. However, the Company has been able to hold net interest income steady and expand its net interest margin. During the quarter, the Company recognized approximately $200,000 of interest income on a credit relationship that had been classified as non-accrual. This credit relationship was fully paid off during the quarter. Margin also improved due to the continued decline in the Company’s cost of funds. Bank wide efforts to grow lower cost core deposit relationships have been successful allowing reductions in non-core, wholesale funding and higher cost retail certificates of deposit. The average cost of funds for the quarter was .85% compared to 1.11% during the same period in 2012.

Non-interest income – Non-interest income declined $253,000 during the quarter primarily due to a $383,000 decrease in the Company’s gains on sales of loans in the secondary market from the same period in 2012. Long-term interest rates increased substantially over the last six months of 2013, dramatically reducing consumer demand for long-term secondary market mortgage loans. With mortgage interest rates expected to remain near or higher than current levels, management anticipates that secondary market income will remain a significant challenge compared to income recognized in recent quarters. Offsetting the decline in mortgage income was an increase of $73,000 in service charges and debit/credit card income compared to the same period in 2012.

Non-interest expense – Non-interest expense decreased $499,000 over the prior year quarter. First, the Company received proceeds on an insurance claim relating to a loss on deposit accounts recognized in the first quarter of 2013 ($231,000). As of December 31, 2013, the Company received a total of $291,000 on its claim representing $217,000 of the previously recognized loss plus $74,000 in reimbursable expenses incurred throughout 2013. These amounts were recognized as an offset to non-interest expense to the extent they were incurred in 2013. Also, impacting the quarter over quarter results were losses recognized during the fourth quarter of 2012 for settlements of two investor indemnification claims associated with six secondary market loans. Total 2012 expenses incurred on the settlements were $147,000.

Provision for loan loss expense and allowance for loan losses –Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expense of $700,000 during the quarter, an increase from the $350,000 recognized in the prior year quarter. In addition to the provision for loan loss expense of $700,000 recorded by the Company, loan charge-offs of specific loans (classified as nonperforming) exceeded recoveries by $1,371,000 during the quarter. Also, the Company experienced a decline in loan balances during fiscal year 2013 that reduced allowance for loan loss reserve requirements. The allowance for loan losses as of December 31, 2013 was 1.65% of gross loans outstanding (excluding mortgage loans held for sale) compared to 1.84% as of December 31, 2012. Management believes the allowance for loan losses is at a level to be sufficient in providing for potential loan losses in the Bank’s existing loan portfolio.

Capital – At December 31, 2013, as compared to December 31, 2012, stockholders’ equity decreased $513,000, with a corresponding reduction in book value per common share of $.30 to $14.04. This is due to a few factors. First, stockholders’ equity increased due to $4.4 million in net income after preferred stock dividends and accretion. However, other factors reduced stockholders’ equity. In May 2013, the Company completed a $2 million repurchase of the warrant issued to the United States Department of the Treasury in 2009 as part of its Troubled Asset Relief Program’s Capital Purchase Program. The Treasury no longer has any equity interest in the Company which eliminates any potential shareholder dilution that would have occurred had the warrant been exercised rather than repurchased. Additionally, as a result of increases in market interest rates on many debt securities during the second and third quarters of 2013, the banking industry has experienced a sharp decline in the value of its investment portfolios. The Company’s unrealized gains on available-for-sale securities declined $3.3 million at December 31, 2013 as compared to December 31, 2012.

Despite the reduction in stockholders’ equity, the Company’s tangible common equity as a percentage of tangible assets increased 27 basis points to 6.19% at December 31, 2013 compared to 5.92% at December 31, 2012. Also, the regulatory capital ratios for both the Company and the Bank remain strong and well above regulatory requirements.

Nonperforming assets – The Company reduced its nonperforming assets to $19.7 million as of December 31, 2013 as compared to $22.5 million at September 30, 2013. The balance at December 31, 2013 is also a decline of $200,000 from its level at December 31, 2012. Nonperforming assets as a percentage of total assets was 3.17% as of December 31, 2013 compared to 3.52% as of September 30, 2013 and 3.01% as of December 31, 2012. Reducing nonperforming assets will continue to be a significant focus of the Company.

“We are pleased with the improvement in margin and profitability given the challenging operating environment.  Our experienced team remains focused on building profitable relationships amidst the strong competition for equitably priced quality loans.  In 2013, we were successful in reducing leverage and wholesale funding due to core deposit growth initiatives and we are well-positioned for growth as the economy improves,” said Shaun Burke, President and Chief Executive Officer.  “Nonperforming assets have also improved significantly since year-end.  We received a payment of just over $1 million on a non-performing loan and anticipate the $2.8 million balance of the relationship to be paid in full in the near future.  These payments will reduce nonperforming credits to a manageable level and the lowest balance for the Company since the recession began.”

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Gains or losses on sales of available-for-sale securities
●	Gains or losses on foreclosed assets held for sale
●	Gains on the sales of Missouri low-income housing tax credits
●

One-time professional fees expense incurred in conjunction with a Registration Statement on Form S-1 filed with the SEC. This filing during the third quarter of 2012 was required for the Treasury’s proposed auction of the Company’s preferred stock under their Capital Purchase Program.

●	Settlements of investor indemnification claims associated with secondary market loans
●	Charge for loss on deposit accounts and subsequent proceeds received on insurance claim
●	Prepayment penalties on early redemption of repurchase agreements
●	Provision for loan losses
●	Provision (credit) for income taxes

A reconciliation of the Company's net income to its operating income for the quarters and years ended December 31, 2013 and 2012 is set forth below.

	Quarter ended		Year ended
	12/31/2013	12/31/2012	12/31/2013	12/31/2012
	(Dollar amounts in thousands, except per share data)
Net income	$1,374	$1,482	$5,240	$1,944

Add back:
Provision (credit) for income taxes	437	447	1,630	(131)
Income before income taxes	1,811	1,929	6,870	1,813

Add back/(subtract):
Gains on investment securities	(1)	(31)	(220)	(168)
Loss on foreclosed assets held for sale	99	186	275	1,391
Gain on sale of low-income housing tax credits	-	-	(1,441)	(282)
Professional fees incurred with Form S-1 filing	-	-	-	221
Settlements of investor indemnification claims associated with secondary market loans	-	147	-	147
Loss on deposit accounts	-	-	231	-
Proceeds received on insurance claim	(217)	-	(217)	-
Prepayment penalty on repurchase agreements	-	-	1,510	-
Provision for loan losses	700	350	1,550	5,950
	581	652	1,688	7,259

Operating income	$2,392	$2,581	$8,558	$9,072

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and a Loan Production Office in Webster County. In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When used in this prospectus, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights:
	Quarter ended		Year ended
Operating Data:	12/31/2013	12/31/2012	12/31/2013	12/31/2012
	(Dollar amounts are in thousands, except per share data)

Total interest income	$6,619	$7,047	$25,855	$27,606
Total interest expense	1,158	1,572	5,097	6,858
Net interest income	5,461	5,475	20,758	20,748
Provision for loan losses	700	350	1,550	5,950
Net interest income after provision for loan losses	4,761	5,125	19,208	14,798
Noninterest income	739	992	5,319	3,256
Noninterest expense	3,689	4,188	17,657	16,241

Income before income taxes	1,811	1,929	6,870	1,813
Provision (credit) for income taxes	437	447	1,630	(131)

Net income	$1,374	$1,482	$5,240	$1,944
Preferred stock dividends and discount accretion	199	199	795	1,076
Net income available to common shareholders	$1,175	$1,283	$4,445	$868

Basic income per common share	$0.43	$0.47	$1.63	$0.32
Diluted income per common share	$0.42	$0.45	$1.58	$0.30

Annualized return on average assets	0.87%	0.91%	0.82%	0.30%
Annualized return on average equity	10.81%	11.73%	10.34%	3.67%
Net interest margin	3.63%	3.55%	3.44%	3.42%
Efficiency ratio	59.50%	64.76%	67.71%	67.66%

Financial Condition Data:	As of	As of
	12/31/2013	12/31/2012

Cash and cash equivalents	$12,303	$41,663
Investments and interest bearing deposits	97,772	102,162
Loans, net of allowance for loan losses
12/31/2013 - $7,802; 12/31/2012 - $8,740	465,003	468,376
Other assets	44,810	48,231
Total assets	$619,888	$660,432

Deposits	$487,319	$500,015
Advances from correspondent banks	55,350	68,050
Subordinated debentures	15,465	15,465
Securities sold under agreements to repurchase	10,000	25,000
Other liabilities	1,399	1,034
Total liabilities	569,533	609,564
Stockholders' equity	50,355	50,868
Total liabilities and stockholders' equity	$619,888	$660,432

Equity to assets ratio	8.12%	7.70%
Tangible book value per common share	$14.04	$14.34
Nonperforming assets	$19,670	$19,861